THOMAS  PUBLIC  RELATIONS,  INC.

NY  OFFICE:                                   SF  OFFICE:

775  Park  Avenue, Huntington, N.Y. 11743     303 Twin Dolphin Dr. #600, Redwood
                                              Shores,  CA  94065
Ph:  (631) 549-7575 Fax: (631) 549-1129       Ph:  (650)  632-4425
                                              Fax: (650) 632-4428

        E-mail: kthomas@thomas-pr.com  Web Site: http://www.thomas-pr.com

May  3,  2000

Merlin  Software  Technologies  Inc.
Suite  420  -  6450  Roberts  St.
Burnaby,  BC  Canada
V5G4E1

Re:  Retainer  and  Public  Relations  Agreement

Dear  Ms.  Montgomery:

We are pleased to be retained by Merlin Software Technologies Inc. and look forward to a long and satisfactory association. It is our hope that Thomas Public Relations, Inc.'s ("TPR" or the "Agency") specialized knowledge of the computer industry and understanding of computer technology will assist Merlin Software Technologies Inc. in becoming a major force in the marketplace.

Prior to commencing representation, we require a retainer in the amount of Eight Thousand Dollars ($8,000). We will invoice Merlin Software Technologies Inc., on a fixed fee basis, Eight Thousand Dollars ($8,000) per month (the "Fixed Fee") thereafter. In addition, Merlin Software Technologies Inc. is responsible for reasonable expenses made by TPR on Merlin Software Technologies Inc.'s behalf, including telephone, travel, courier service, email and the like. Expenses including travel and lodging associated with the performance of services for Merlin Software Technologies Inc. at industry trade shows and other such events will be paid by Merlin Software Technologies Inc. If TPR is also representing other clients at such trade shows, TPR's expenses will be divided among the clients.

The fees and expenses will be invoiced to Merlin Software Technologies Inc. on a monthly basis and payment will be made within ten (10) days of date of invoice by Merlin Software Technologies Inc.

Expense statements are sent at the end of each calendar month for expenses advanced on Merlin Software Technologies Inc.'s behalf through the 25th day of the month, and are payable within ten (10) days of date of invoice by Merlin Software Technologies Inc. Interest at the rate of one and one-half percent (1.5%) per month (an annual percentage rate of eighteen percent (18%)) will be charged on amounts not paid within one (1) month after receipt by Merlin Software Technologies Inc. If a collections agency or lawyer is used by TPR to gain unpaid fees and expenses, Merlin Software Technologies Inc. will pay for those services paid by TPR.

This is a Fixed Fee agreement. In consideration of the Fixed Fee, TPR shall perform the services and other acts as needed listed in Attachment "A". If circumstances arise which require the expenditure of significant additional time beyond those listed in Attachment "A," a One Hundred Fifty Dollar ($150) hourly charge or project fee will be used to reimburse TPR. However, TPR will not depart from a fixed fee without first discussing the situation with Merlin Software Technologies Inc. and receiving approval of any additional service fee. This agreement IS governed by the laws of the State of New York.

The term of this agreement is for six (6) months: June 10, 2000 - December 10, 2000.

If the terms of this Letter reflect your understanding of our agreement regarding your retention of our services, please indicate so by signing below and returning one copy of the letter to me.

Sincerely,

/s/  Karen  Thomas

Karen  Thomas,
President  &  CEO
Thomas  Public  Relations,  Inc.

ACCEPTED  AND  AGREED:

By:
Name:
Title:
Date:

                                  Attachment A

               THOMAS PUBLIC RELATIONS PR SERVICES - 6 MONTH PLAN
                      Services to be performed on as-needed

1.     Place articles to high-level press, columnists, and the top publications.

2.     Lobby  press  for  products  awards.

3. Go after the press to make sure reviews, news, first looks and news come out in all major publications.

4.     Monthly  Reports.

5.     Article  Lists.

6.     Awards  Lists.

7.     Event  Calendars.

8.     Coaching  on  press  demos,  presentations,  and  speeches.

9.     Research  Editorial  Calendars  &  pitch  stories  to  editors.

10.     Press  diplomacy.

11. Place articles in the business press, TV, radio and newspapers about the products.

12.     Search  for  President  and  Executive quote opportunities in the media.

13. Work on positioning and image of the products/Merlin Software Technologies Inc. Technologies Inc

14.     Create  story  ideas  and  press  release  angles.

15. Talk to analysts, beta testers, and corporate users for great quotes for articles.

16. Write press releases (1-2 per month). If there is no occasion to make a release in any month, releases will accumulate to the subsequent month.

17.     Mailing  of press releases through Internet, regular mail, Business Wire
and/or  fax.   Mailings  of  press  kits  &  releases.

18.     Research  &  update  press  list.

19.     Send  story  ideas,  press  reminders  through  email  to  press.

FIXED  FEE  FOR THE ABOVE           $8,000.00 per month (Minimum for PR for 1-2
products,  additional  products  are  $2,500/each  per  month)

ADDITIONAL  PR  SERVICES  PRICE  LIST:

1.  PR  representation/Setting  up  meetings  at  trade  shows    $1,500/day

2.  Press  tours  with  PR  attendance    $1,500/day  U.S.  $2,000/day/Europe

3.  Press  tours  without  PR  attendance    .$750/day  U.S.$  1,000/day/Europe

4.  Additional  press  releases     $1,500.00  -  $3,000  ($2/word)

5.  Backgrounders       $4,000.00  -$10,000  ($2/word)

6.  Set  up  and  attend  parties/press  conferences   $3,000.00